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                                                                   EXHIBIT 3.1.1

                              BITWISE DESIGNS, INC.

                  CERTIFICATE OF DESIGNATIONS, PREFERENCES AND
                     RIGHTS AND NUMBER OF SHARES OF SERIES B
                           CONVERTIBLE PREFERRED STOCK


                         Pursuant to Section 151 of the
                        Delaware General Corporation Law


         The undersigned President and Secretary, respectively, of BITWISE DESIGNS, INC., a Delaware corporation (the "Corporation"), certify that pursuant to authority granted to and vested in the Board of Directors of the corporation by the provisions of the Certificate of Incorporation and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, its Board of Directors has duly adopted the following resolutions creating the Series B Convertible Preferred Stock:

         RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation by the Corporation's Certificate of Incorporation, a series of preferred stock of the Corporation be, and it hereby is, created out of the 4,999,800 shares of authorized but unissued shares of the preferred stock, par value $.10 per share, of the Corporation, such series to be designated Series B Convertible Preferred Stock (the "Series B Preferred Stock"), to consist of 50,000 shares, par value $.10 per share, of which the preferences and relative and other rights, and the qualifications, limitations or restrictions thereof, shall be (in addition to those set forth in the Corporation's Certificate of Incorporation) as follows:

         (1)      Certain Definitions

         Unless the context otherwise requires, the terms defined in this paragraph 1 shall have, for all purposes of this resolution, the meanings herein specified.

         Closing. The term "Closing" shall mean the date on which the Corporation first accepts a subscription for the Series B Preferred Stock.

         Common Stock. The term "Common Stock" shall mean all shares now or hereafter authorized of any class of Common Stock, par value $.001 per share, of the Corporation, and any other stock of the Corporation, howsoever designated, authorized after the Issue Date, which has the right (subject always to prior rights of any class or series of preferred stock) to participate in the distribution of the assets and earnings of the Corporation without limit as to per share amount.

         Conversion Date. The term "Conversion Date" shall have the meaning set forth in subparagraph 4(b) below.
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         Conversion Price shall equal $1.875, as may be adjusted from time to time.

         Conversion Rate. The term "Conversion Rate" shall mean the number of shares of Common Stock deliverable upon conversion of a share of the Series B Preferred Stock, which rate shall equal the Issue Price divided by the Conversion Price.

         Conversion Shares. The shares of Common Stock issued or issuable to the holders of the Series B Preferred Stock upon conversion thereof in accordance with the terms hereof.

         Dividend Date. The term "Dividend Date" shall mean June 30th and December 31st of each year that any share of the Series B Preferred Stock is outstanding.

         Issue Date. The term "Issue Date" shall mean the date that shares of Series B Preferred Stock are first issued by the Corporation.

         Issue Price. The term "Issue Price" shall mean the per share price of the Series B Preferred Stock of $25.00 issued by the Corporation.

         Junior Stock. The term "Junior Stock" shall mean any class or series of capital stock of the Corporation, including the Common Stock, ranking junior to the Series B Preferred Stock in respect of the right to receive dividends, and for the purposes of paragraphs 2 and 3 below, any class or series of capital stock of the Corporation, including the Common Stock, ranking junior to the Series B Preferred Stock in respect of the right to receive assets upon the liquidation, dissolution or winding up of the affairs of the Corporation.

         Offering. The term "Offering" shall mean the offering by the Corporation to certain accredited investors, pursuant to Section 4(2) of the Securities Act of 1933, as amended, and/or Regulation D promulgated thereunder, of: (1) 740,000 units of its securities, each unit consisting of two shares of Common Stock and two Series B Common Stock Purchase Warrants; (2) 50,000 shares of Series B Preferred Stock; and (3) 999,999 Series C Common Stock Purchase Warrants, as described in the Corporation's Subscription Agreements dated September 21, 1999.

         Redemption Date. The term "Redemption Date" shall mean any date set by the Corporation for redemption of all or a part of the Series B Preferred Stock in accordance with Section 6 hereof.

         Redemption Price. The term "Redemption Price" shall mean $25.00 per share of Series B Preferred Stock, plus accrued and unpaid dividends.

         Senior Stock. The term "Senior Stock" shall mean any class or series of stock of the Corporation issued after the Issue Date ranking senior to the Series B Preferred Stock in respect of the right to receive dividends, and, for the purposes of paragraph 3 below, any class or series of stock of the Corporation issued after the Issue Date ranking senior to the Series B Preferred

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Stock in respect of the right to receive assets upon the liquidation, dissolution or winding up of the affairs of the Corporation.

         Subsidiary. The term "Subsidiary" shall mean any corporation of which shares of stock possessing at least a majority of the general voting power in electing the board of directors are, at the time as of which any determination is being made, owned by the Corporation, whether directly or indirectly through one or more Subsidiaries.

         (2)      Dividends

           Subject to the limitations described below, holders of shares of the Series B Preferred Stock will be entitled to receive, when, as and if declared by the Board out of funds of the Company legally available for payment, dividends in cash at an annual rate of 10% per share, payable semi-annually and commencing on December 31, 1999 and thereafter on June 30th and December 31st of each year. Dividends will be cumulative from the date of original issuance of the Series B Preferred Stock and will be payable to holders of record as they appear on the stock books of the Company on the tenth business day prior to the dividend payment date.

         The Series B Preferred Stock will be junior to dividends to any series or class of the Company's stock hereafter issued which ranks senior as to dividends to the Series B Preferred Stock ("Senior Dividend Stock"), and if at any time any dividend on Senior Dividend Stock is in default, the Company may not pay any dividend on the Series B Preferred Stock until all accrued and unpaid dividends on the Senior Dividend Stock for all prior periods and the current period are paid or declared and set aside for payment. No such Senior Dividend Stock shall be issued without the approval of holders of a majority of the Series B Preferred Stock. The Series B Preferred Stock will have priority as to dividends over the Common Stock and any other series or class of the Company's stock hereafter issued which ranks junior as to dividends to the Series B Preferred Stock ("Junior Dividend Stock"), and no dividend (other than dividends payable solely in Junior Dividend Stock) may be paid on, and no purchase, redemption or other acquisition may be made by the Company of, any Junior Dividend Stock unless all accrued and unpaid dividends on the Series B Preferred Stock for all prior periods and the current period have been paid or declared and set apart for payment. The Company may not pay dividends on any class or series of the Company's stock having parity with the Series B Preferred Stock as to dividends ("parity dividend stock"), unless it has paid or declared and set apart for payment or contemporaneously pays or declares and sets apart for payment all accrued and unpaid dividends for all prior periods on the Series B Preferred Stock and may not pay dividends on the Series B Preferred Stock unless it has paid or declared and set apart for payment or contemporaneously pays or declares and sets apart for payment all accrued and unpaid dividends for all prior periods on the parity dividend stock. Whenever all accrued dividends are not paid in full on the Series B Preferred Stock or any parity dividend stock, all dividends declared on the Series B Preferred Stock and such parity dividend stock will be declared or made pro rata so that the amount of dividends declared per share on the Series B Preferred Stock and such parity dividends stock will bear the same ratio that accrued and

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unpaid dividends per share on the Series B Preferred Stock and such parity dividend stock bear to each other.

         The amount of dividends payable for the initial dividend period and for any period shorter than a full year dividend period will be computed on the basis of a 360-day year of twelve 30-day months. No interest will be payable in respect of any dividend payment on the Series B Preferred Stock which may be in arrears.

         (3)      Distributions Upon Liquidation, Dissolution or Winding Up.

         In case of the voluntary or involuntary liquidation, dissolution or winding up of the Company, holders of shares of Series B Preferred Stock are entitled to receive the liquidation price of $25.00 per share, plus an amount equal to any accrued and unpaid dividends to the payment date, before any payment or distribution is made to the holders of the Common Stock or any other series or class of the Company's stock hereafter issued which ranks junior as to liquidation rights to the Series B Preferred Stock. The holders of the shares of the Series B Preferred will not be entitled to receive the liquidation price of such shares until the liquidation price of any other series or class of the Company's stock hereafter issued which ranks senior as to the liquidation rights to the Series B Preferred Stock ("senior liquidation stock") has been paid in full. No such senior liquidation stock shall be issued without the approval of holders of a majority of the Series B Preferred Stock. See "Voting Rights." The holders of Series B Preferred Stock and all series or classes of the Company's stock hereafter issued which rank on a parity as to liquidation rights with the Series B Preferred Stock ("parity liquidation stock") are entitled to share ratably, in accordance with the respective preferential amounts payable on such stock, in any distribution (after payment of the liquidation price of the senior liquidation stock) which is not sufficient to pay in full the aggregate of the amounts payable thereon. After payment in full of the liquidation price of the shares of the Series B Preferred Stock, the holders of such shares will not be entitled to any further participation in any distribution of assets by the Company. Neither a consolidation or merger of the Company with another corporation, nor a sale or transfer of all or part of the Company's assets for cash, securities or other property will be considered a liquidation, dissolution or winding up of the Company.

         (4)      Conversion Rights

                  The Series B Preferred Stock shall be convertible into Common Stock as follows:

         (a) Optional Conversion. The holders of Series B Preferred Stock will be entitled to convert their shares of Series B Preferred Stock into one share of Common Stock (the "Conversion Shares") without the Company's consent at any time commencing one year after the closing of the Offering (the "Closing"), at the option of the holder, into such number of shares of the Company's Common Stock as shall equal the Issue Price divided by $1.875, subject to adjustment for stock splits, corporate reorganizations and other events identified herein. Commencing three years after the Closing, however, the Conversion Price shall be the lower of (i) $1.875 per share, subject to

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adjustment to for stock splits, corporate reorganizations and other events identified herein, and (ii) the average of the closing bid and asked prices of the Company's Common Stock for the immediately preceding 10 consecutive trading days ending one trading day prior to the date of the notice of conversion; provided, however, that the holder shall not be entitled to convert more than 20% of the Series B Preferred Shares held by such holder on the third anniversary of the Closing during any period of thirty days. Conversion rights will expire after 5:00 p.m. on the redemption date for any shares of Series B Preferred Stock which the Company has called for redemption. No payment or adjustment will be made in respect of dividends on Series B Preferred Stock that may be accrued or unpaid or in arrears upon conversion of shares of Series B Preferred Stock. No fractional shares will be issued and, in lieu of any fractional share, cash in an amount based on the then current market price, determined as provided in this Certificate of Designation, of the Common Stock will be paid.

         (b) Mechanics of Conversion. The holder of any shares of Series B Preferred Stock may exercise the conversion right specified in subparagraph 4(a) by surrendering to the Corporation or any transfer agent of the Corporation the certificate or certificates for the shares to be converted, accompanied by written notice specifying the number of shares to be converted; provided that the Corporation shall not be obligated to issue to any such holder certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing the shares of Series B Preferred Stock are either delivered to the Corporation or any transfer agent of the Corporation. Conversion of the shares may be exercised in whole or in part by the holder by faxing an executed and completed notice of conversion to the Corporation and delivering the original notice of conversion and the certificate representing the shares of Series B Preferred Stock being converted to the Corporation by express courier within three (3) business days of exercise. Conversion shall be deemed to have been effected on the date when delivery of notice of an election to convert and certificates for shares to be converted are delivered to the Corporation and such date is referred to herein as the "Conversion Date". Subject to the provisions of subparagraph 4(d)(iv), as promptly as practicable thereafter, the Corporation shall issue and deliver to or upon the written order of such holder a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled and a check or cash with respect to any fractional interest in a share of Common Stock as provided in subparagraph 4(c). Subject to the provisions of subparagraph 4(d)(iv), the person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a holder of record of such Common Stock on the applicable Conversion Date. Upon conversion of only a portion of the number of shares covered by a certificate representing shares of Series B Preferred Stock surrendered for conversion (in the case of conversion pursuant to subparagraph 4(a), the Corporation shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of Series B Preferred Stock representing the unconverted portion of the certificate so surrendered. Upon receipt by the Corporation of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of a Series B Preferred Stock Certificate, and, in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it, and reimbursement to the Corporation of all reasonable expenses incidental thereto, and upon

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surrender and cancellation of the certificates, if mutilated, the Corporation will make and deliver a Series B Preferred Stock certificate of like tenor, in lieu thereof and any such lost, stolen, destroyed or mutilated certificate shall thereupon become void.

         (c) Fractional Shares. No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series B Preferred Stock. If more than one share of Series B Preferred Stock shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series B Preferred Stock so surrendered. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Series B Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to that fractional interest multiplied by the Conversion Price.

         (d) Conversion Rate Adjustments. The Conversion Rate shall be subject to adjustment from time to time as follows:

                  (i) Stock Dividends, Subdivisions, Reclassifications or Combinations. If the Corporation shall (A) declare a dividend or make a distribution on its Common Stock in shares of its Common Stock, (B) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares, or (C) combine or reclassify the outstanding Common Stock into a smaller number of shares, the Conversion Rate in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the holder of any shares of Series B Preferred Stock surrendered for conversion after such date shall be entitled to receive the number of shares of Common Stock which he would have owned or been entitled to receive had such Series B Preferred Stock been converted immediately prior to such date. Successive adjustments in the Conversion Rate shall be made whenever any event specified above shall occur.

                  (ii) Other Distributions. In case the Corporation shall fix a record date for the making of a distribution to all holders of shares of its Common Stock (A) of shares of any class other than its Common Stock or (B) of evidence of indebtedness of the Corporation or any Subsidiary or (C) of assets (excluding cash dividends or distributions, and dividends or distributions referred to in subparagraph 4(d)(i) above), or (D) of rights or warrants (excluding those referred to in subparagraph 4(d)(i) above), each holder of a share of Series B Preferred Stock shall, upon the exercise of his right to convert after such record date, receive, in addition to the shares of Common Stock to which he is entitled, the amount of such shares, indebtedness, or assets, rights or warrants (or, at the option of the Corporation, the sum equal to the value thereof at the time of distribution as determined by the Board of Directors in its sole discretion) that would have been distributed to such holder if he had exercised his right to convert immediately prior to the record date for such determination.


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                  (iii) Consolidation, Merger, Sale or Conveyance. In case of any consolidation or merger of the Company with any other corporation (other than a wholly owned subsidiary), or in case of sale or transfer of all or substantially all of the assets of the Company, or in the case of any share exchange whereby the Common Stock is converted into other securities or property, the Company will be required to make appropriate provision so that the holder of each share of Series B Preferred Stock then outstanding will have the right thereafter to convert such share of Series B Preferred Stock into the kind and amount of shares of stock and other securities and property receivable upon such consolidation, merger, sale, transfer or share exchange by a holder of the number of shares of Common Stock into which such share of Series B Preferred Stock might have been converted immediately prior to such consolidation, merger, sale, transfer or share exchange.

                  (iv) Timing of Issuance of Additional Common Stock Upon Certain Adjustments. In any case in which the provisions of this subparagraph
(d) shall require that any adjustment shall become effective immediately after a record date for an event, the Corporation may defer until the occurrence of such event (A) issuing to the holder of any share of Series B Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the shares of Common Stock issuable upon such conversion before giving effect to such adjustment and (B) paying to such holder any amount of cash in lieu of a fractional share of Common Stock pursuant to subparagraph (e) of this paragraph 4, provided that the Corporation upon request shall deliver to such holder a due bill or other appropriate instrument evidencing such holder's right to receive such additional shares, and such cash, upon the occurrence of the event requiring such adjustment.

         (e) Statement Regarding Adjustments. Whenever the Conversion Rate shall be adjusted as provided in subparagraph 4(d), the Corporation shall forthwith file, at the office of any transfer agent for the Series B Preferred Stock and at the principal office of the Corporation, a statement showing in detail the facts requiring such adjustment and the Conversion Rate that shall be in effect after such adjustment, and the Corporation shall also cause a copy of such statement to be sent by registered or certified mail, return receipt requested, postage prepaid, to each holder of shares of Series B Preferred Stock at its address appearing on the Corporation's records. Each such statement shall be signed by the Corporation's independent public accountants, if applicable. Where appropriate, such copy may be given in advance and may be included as part of a notice required to be mailed under the provisions of subparagraph 4(f).

         (f) Notice to Holders. In the event the Corporation shall propose to take any action of the type described in clause (d) (but only if the action would result in an adjustment in the Conversion Rate), (ii) or (iii) of subparagraph 4(d), the Corporation shall give notice to each holder of shares of Series B Preferred Stock, in the manner set forth in subparagraph 4(f), which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Price and the number, kind or

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class of shares or other securities or property which shall be deliverable upon conversion of shares of Series B Preferred Stock. In the case of any action which would require the fixing of a record date, such notice shall be given at least 10 days prior to the date so fixed, and in case of all other action, such notice shall be given at least 10 days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not, however, affect the legality or validity of any such action.

         (g) Costs. The Corporation shall pay all documentary, stamp, transfer or other transactional taxes attributable to the issuance or delivery of shares of Common Stock upon conversion of any shares of Series B Preferred Stock; provided that the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved In the issuance or delivery of any certificate for such shares in a name other than that of the holder of the shares of Series B Preferred Stock in respect of which such shares are being issued.

         (h) Reservation of Shares. The Corporation shall reserve at all times so long as any shares of Series B Preferred Stock remain outstanding, free from preemptive rights, out of its treasury stock (if applicable) or its authorized but unissued shares of Common Stock, or both, solely for the purpose of effecting the conversion of the shares of Series B Preferred Stock, sufficient shares of Common Stock to provide for the conversion of all outstanding shares of Series B Preferred Stock.

         (i) Valid Issuance. All shares of Common Stock which may be issued upon conversion of the shares of Series B Preferred Stock will upon issuance by the Corporation be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof, and the Corporation shall take no action which will cause a contrary result (including, without limitation, any action which would cause the Conversion Price to be less than the par value, if any, of the Common Stock).

         (5)      Voting Rights

         The holders of record of shares of Series B Preferred Stock shall not be entitled to any voting rights except as follows:

         (i) so long as any shares of Series B Preferred Stock shall be outstanding and unless the consent or approval of a greater number of shares shall then be required under the Delaware General Corporation Law, without first obtaining the approval of at least a majority of the then outstanding shares of Series B Preferred Stock, given in person or by proxy either by written consent or at a meeting at which the holders of such shares shall be entitled to vote separately as a class, the Corporation shall not (A) amend, alter or repeal any provisions of the Series B Preferred Stock, Certificate of Incorporation or ByLaws so as to materially adversely affect any of the preferences, rights, powers or privileges of the Series B Preferred Stock or the holders thereof, (B) create, authorize or issue any other class or series of preferred stock on a parity with, or having greater or preferential rights than, the Series B Preferred Stock with respect to

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liquidation or dividends, (C) directly or indirectly, redeem, repurchase or otherwise acquire for value, or set aside for payment or make available for a sinking fund for the purchase or redemption of, any stock ranking junior to on a parity with the Series B Preferred Stock, or (D) enter into any agreement which would prohibit or restrict the Corporation's right to pay dividends on the Series B Preferred Stock; and

         (ii) as otherwise provided by the Delaware General Corporation Law.

         (6)  Redemption

         The shares of Series B Preferred Stock shall be redeemable at any time, in whole or in part, by the Corporation, at its option, as follows:

                  (i) The Series B Preferred Stock is redeemable at any time commencing one year after the Closing at the option of the Company, on not less than 30 nor more than 60 days written notice to registered holders at a redemption price equal to $25.00 plus accrued and unpaid dividends, provided (i) the public sale of the shares of Common Stock issuable upon conversion of the Preferred Shares (the "Conversion Shares") are covered by an effective registration statement or are otherwise exempt from registration; and (ii) during each of the immediately preceding 20 consecutive trading days ending within 10 days of the date of the notice of redemption, the closing bid price of the Company's Common Stock is not less than $3.75 per share, subject to proportionate adjustments for stock splits, stock dividends, combinations of shares, corporate reorganizations or like events. However, commencing 36 months after the Closing, the Series B Preferred Stock is redeemable at the option of the Company, on not less than 30 nor more than 60 days written notice to registered holders, at a redemption price equal to $25.00 plus accrued and unpaid dividends, provided the public sale of the Conversion Shares are covered by an effective registration statement or are otherwise exempt from registration.

                  (ii) If less than all of the outstanding shares of Series B Preferred Stock are to be redeemed, the Company will select those to be redeemed pro rata or by lot or in such other manner as the Board of Directors may determine. In the event that the Company has failed to pay accrued and unpaid dividends on the Series B Preferred Stock, it may not redeem any of the then outstanding shares of the Series B Preferred Stock, unless all the then outstanding shares are redeemed, until all such accrued and unpaid dividends and (except with respect to shares to be redeemed) the then current semi-annual dividend have been paid in full.

                  (iii) There shall be no mandatory redemption or sinking fund obligation with respect to the Series B Preferred Stock.

                  (iv) Prior to redemption, the Corporation shall deliver to each record holder of Series B Preferred Stock notice of its intention to redeem all or part of the shares of Series B Preferred Stock. The notice shall state the Redemption Date, which date shall be a business day. Notice of redemption shall be mailed (by United States first class mail) at least 30 days but not

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more than 60 days before the redemption date to each holder of record of shares of Series B Preferred Stock to be redeemed at the address shown on the stock books of the Company. Unless a holder of Series B Preferred Stock elects to convert his Series B Preferred Stock prior to 5:00 p.m. (Eastern Standard Time) on the Redemption Date, he shall return any and all original share certificates representing Series B Preferred Stock to be redeemed to the Corporation (or such other place at set forth in the notice of redemption). At 5:00 p.m. (Eastern Standard Time) on the Redemption Date, the right of any holder to convert their shares of Series B Preferred Stock shall terminate. After the Redemption Date, dividends will cease to accrue on the shares of Series B Preferred Stock called for redemption, and all rights of the holders of such shares will terminate except the right to receive the redemption price without interest (unless the Company defaults in the payment of the redemption price). The Corporation shall deliver the Redemption Price within 10 days after receipt by the Corporation of the original shares of Series B Preferred Stock returned by the holder to the Corporation. The shares of Series B Preferred Stock redeemed by the Company will be restored to the status of authorized but unissued shares of preferred stock, without designation as to series, and may thereafter be issued, but not as shares of Series B Preferred Stock.

         (7)      Exclusion of Other Rights

         Except as may otherwise be required by law, the shares of Series B Preferred Stock shall not have any preferences or relative, participating, optional or other special rights, other than those specifically set forth in this resolution (as such resolution may be amended from time to time) and in the Corporation's Certificate of Incorporation.

         (8)      Headings of Subdivisions

         The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

         (9)      Severability of Provisions

         If any right, preference or limitation of the Series B Preferred Stock set forth in this resolution (as such resolution may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth in this resolution (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

         (10)     Status of Reacquired Shares.

         Shares of Series B Preferred Stock which have been issued and reacquired in any manner or converted shall (upon compliance with any applicable provisions of the laws of the State of

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Delaware) not be reissued as Series B Preferred Stock, but shall have the status of authorized and unissued shares of Preferred Stock issuable in series undesignated as to series and may be redesignated and reissued.

         IN WITNESS WHEREOF, this Certificate has been made under the seal of the Corporation and the hands of the undersigned on October 1, 1999.



                                            /s/ John Botti
                                           -------------------------------
                                           Name: John Botti
                                           Title:  President

Attest:


/s/ Ira Whitman
-------------------------
Name: Ira Whitman
Title: Secretary









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